Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-effective Amendment No. 1 to the Registration Statement (Form F-1/A) of Hebron Technology Co., Ltd. of our report dated March 15, 2016, except for Notes 2 and 15, as to which the date is April 29, 2016, relating to the consolidated financial statements of Hebron Technology Co., Ltd. and subsidiaries for the years ended December 31, 2015 and 2014, which appear in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

November 3, 2016